Exhibit 4
LOWE’S 401(k) PLAN
As Amended and Restated Effective as of February 3, 2007
Composite through Amendment Number Four

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LOWE’S 401(k) PLAN
As Amended and Restated Effective as of February 3, 2007
Section 1
Nature of the Plan
     The purpose of this Plan is to encourage participating Employees to save funds on a tax- favored basis and to provide Participants with an opportunity to accumulate capital for their future economic security. The Plan (originally adopted effective as of February 1, 1984) is hereby amended and restated effective as of February 3, 2007. The Plan is a combination profit sharing plan that includes a “cash or deferred arrangement” under Section 401(k) of the Code, stock bonus plan and, effective on and after September 13, 2002, employee stock ownership plan, as described below.
     All Trust Assets accumulated under the Plan will be administered, distributed and otherwise governed by the provisions of this Plan and the related Trust Agreement. The Plan is administered by a Committee for the exclusive benefit of Participants (and their Beneficiaries).
     Effective as of June 22, 2002, Lowe’s added a stock bonus feature to the Plan in the form of Performance Matching Contributions. Effective for Plan Years beginning on and after February 3, 2007, no Performance Matching Contribution shall be made to the Plan.
     Effective as of September 13, 2002, the Lowe’s Companies Employees Stock Ownership Plan (the “ESOP”) was merged into this Plan. In connection with such merger, the account of each participant in the ESOP on September 13, 2002 was transferred to a separate ESOP Account in this Plan on his behalf. The various ESOP Accounts under this Plan shall continue to constitute an employee stock ownership plan under Section 4975(e)(7) of the Code.

Section 2
Definitions
     In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine or neuter gender shall be deemed to include the other, the terms “he,” “his” and “him” shall refer to a Participant, and the capitalized terms shall have the following meanings:

Account	The separate record maintained for each Participant to reflect all allocations and distributions with respect to the Participant under the Plan. Each Participant may have a Salary Deferral Account, a Matching Account, an ESOP Diversification Account, effective on and after September 13, 2002, an ESOP Account, and effective on and after January 1, 2004, a Rollover Account or any other Account or sub-account established by the Committee from time to time. See Section 6.

Anniversary Date	Effective for Plan Years beginning on and after February 3, 2007, December 31st of each year (the last day of each Plan Year). Prior to February 3, 2007, the Anniversary Date was the Friday closest to January 31st of each year.

Beneficiary	The person (or persons) entitled to receive any benefit under the Plan in the event of a Participant’s death. See Section 9(b).

Board of Directors	The Board of Directors of Lowe’s Companies, Inc., a North Carolina corporation.

Capital Accumulation	The total balances in a Participant’s Accounts under the Plan.

Catch-Up Contributions	Contributions made pursuant to the elections of Participants in accordance with Section 4(b).

Code	The Internal Revenue Code of 1986, as amended.

Committee	The Committee appointed by the Board of Directors to administer the Plan. See Section 12.

Company Match Contributions	Contributions made under the Plan with respect to a Participant’s Salary Deferral Contributions as described in Section 4(c). Prior to May 5, 2007, Company Match Contributions were referred to as Baseline Matching Contributions.

Compensation	The total remuneration paid to an Employee by Lowe’s in each Plan Year, as reportable on IRS Form W-2, including the amount (if any) of (i) Salary Deferral Contributions made on his behalf for the Plan Year, (ii) salary reductions under the Lowe’s Companies Flexible Benefit Plan (pursuant to Section 125 of the Code), and (iii) elective amounts that are not includible in the gross income of the Employee under Section 132(f), 402(e)(3), 402(h) or 403(b) of the Code, but excluding reimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits and any amount in excess of $225,000 (as adjusted for increases in the cost of living pursuant to Section 401(a)(17) of the Code).

Contributions	Salary Deferral Contributions and Company Match Contributions paid to the Trust by Lowe’s. See Section 4.

Deferral Compensation	The salary or wages, overtime premium pay, bonuses and commissions paid to a Participant during a payroll period but excluding any amount in excess of $225,000 (as adjusted for increases in the cost of living pursuant to Code Section 401(a)(17)).

Employee	Any individual who is treated as a common-law employee by Lowe’s; provided, however, that an independent contractor (or other individual) who is reclassified as a common-law employee on a retroactive basis shall not be treated as having been an Employee for purposes of the Plan for any period prior to the date that he is so reclassified. A leased employee, as described in Section 414(n)(2) of the Code, is not an Employee for purposes of this Plan.

ERISA	The Employee Retirement Income Security Act of 1974, as amended.

ESOP	The Lowe’s Companies Employee Stock Ownership Plan, which was an “employee stock ownership plan” within the meaning of Section 4975(e)(7) of the Code and which was merged into the Plan effective as of September 13, 2002.

ESOP Account	The Account which reflects a Participant’s interest in the ESOP which was transferred to the Plan from the ESOP in connection with the merger of the ESOP into the Plan effective as of September 13, 2002.

ESOP Diversification Account	The Account which reflects a Participant’s interest attributable to amounts transferred to the Plan from the ESOP prior to September 13, 2002 pursuant to Section 14(b) of the ESOP.

Highly Compensated Employee	An Employee who (i) had Statutory Compensation in excess of $100,000 in the preceding Plan Year or (ii) is a “5% owner” (as defined in Section 416(i)(1)(B)(i) of the Code) at any time during the Plan Year or the preceding Plan Year. The $100,000 amount shall be adjusted for increases in the cost of living pursuant to Section 414(q)(1) of the Code. The top paid group election set forth in Section 414(q)(3) of the Code is not being applied for the Plan Year beginning February 3, 2007 and each Plan year thereafter until otherwise elected by Lowe’s by means of a Plan amendment.

Lowe’s	Lowe’s Companies, Inc., a North Carolina corporation, and each direct and indirect wholly-owned subsidiary (including a limited liability company) which adopts the Plan for the benefit of its Employees.

Lowe’s Stock	Shares of common stock issued by Lowe’s Companies, Inc., which shares are traded on the New York Stock Exchange.

Matching Account	The Account that reflects each Participant’s interest attributable to Matching Contributions. The portion of the Participants’ Matching Accounts that consists of the Performance Matching Contributions made for the Plan Year ending on or after January 31, 2003 shall be considered a stock bonus plan so long as such contributions consist of Lowe’s Stock.

Matching Contributions	Company Match Contributions and, for Plan Years prior to February 3, 2007, Performance Matching Contributions.

Participant	Any Employee who is participating in this Plan. See Section 3.

Performance Matching Contributions	Additional contributions made under the Plan prior to February 3, 2007 with respect to a Participant’s Salary Deferral Contributions. As described in Section 4(d), effective for Plan Years beginning on and after February 3, 2007, no Performance Matching Contributions shall be made to the Plan.

Plan	The Lowe’s 401(k) Plan, which includes the Plan and the Trust Agreement.

Plan Year	Effective February 3, 2007, the Plan Year shall be the calendar year. The Plan shall experience a short Plan Year for the period February 3, 2007 through December 31, 2007. Prior to February 3, 2007, the Plan Year was the 52-53-week period ending on each Anniversary Date (and coinciding with the fiscal year of Lowe’s). The Plan Year shall also be the “limitation year” for purposes of Section 415 of the Code.

Rollover Account	The Account which reflects any interest attributable to a direct rollover made on behalf of an Employee pursuant to Section 4(i) of the Plan.

Salary Deferral Account	The Account which reflects each Participant’s interest attributable to Salary Deferral Contributions.

Salary Deferral Contributions	Contributions made pursuant to the elections of Participants. See Section 4(a).

Service	Employment with Lowe’s.

Statutory Compensation	The total remuneration paid to an Employee by Lowe’s during the Plan Year for personal services rendered to Lowe’s, including (i) any Salary Deferral Contributions contributed on his behalf for the Plan Year, (ii) any salary reductions under the Lowe’s Companies Flexible Benefit Plan (pursuant to Section 125 of the Code) and (iii) any salary reductions that are not includible in the gross income of the Employee by reason of Section l32(f)(4) of the Code, but excluding employer contributions to a plan of deferred compensation, amounts realized in connection with stock options, amounts which receive special tax benefits, and except as provided in the immediately succeeding sentence, amounts paid after the Employee’s severance from employment with Lowe’s (as defined in Section 1.415(a)-1(f)(5) of the regulations). The following payments made after severance from employment shall be included in Statutory Compensation, but only to the extent such amounts are paid by the later of 2 1/2 months after severance from employment with Lowe’s or the end of the Plan Year that includes the date of the severance from employment with Lowe’s:

(i) compensation paid after severance from employment, if the compensation is for services during the Employee’s regular working hours or compensation for services outside the Employee’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar payments and such compensation that would have been paid to the Employee prior to a severance from employment if the Participant had continued in employment with Lowe’s; and

(ii) payments for unused accrued vacation or holiday pay, but only if the Employee would have been entitled to use the leave if employment had continued.

TPA	The third party administrator designed by the Committee.

Trust	The Lowe’s Companies 401(k) Plan Trust, maintained under the Trust Agreement entered into between Lowe’s Companies, Inc. and the Trustee.

Trust Agreement	The Agreement between Lowe’s Companies, Inc. and the Trustee specifying the duties of the Trustee.

Trust Assets	The assets held in the Trust for the benefit of Participants.

Trustee	The Trustee (and any successor Trustee) appointed by the Board of Directors to hold and invest the Trust Assets.

Section 3
Eligibility and Participation
     (a) Eligibility to Make Salary Deferral Contributions
(1)	Participants on February 2, 2007 — Each Employee who was eligible to participate in the Plan and make Salary Deferral Contributions as of February 2, 2007, shall continue to be eligible to participate in the Plan and make Salary Deferral Contributions from and after February 3, 2007.

(2)	After February 2, 2007 and Before January 1, 2008 — Each Employee who is in Service on February 3, 2007 but who is not eligible to Participate in the Plan on such date and each Employee who commences Service after February 3, 2007 but prior to May 5, 2007 shall be eligible to participate in the Plan and make Salary Deferral Contributions as of the first day of the payroll period coinciding with or next following the date on which such Employee completes 90 days of continuous Service (if he is an Employee on that date). Each Employee who commences Service on or after May 5, 2007 shall be eligible to participate in the Plan and make Salary Deferral Contributions as of the first day of the payroll period coinciding with or next following the date on which he completes 180 days of continuous Service (if he is an Employee on that date). Notwithstanding the foregoing provisions of this subsection (2), an Employee shall be eligible to enroll in the Plan no later than as of the first day of the payroll period coinciding with or next following the date on which he completes at least one year of Service (in which he is credited with at least 1000 Hours of Service as defined in Section 3(e)). For this purpose, the eligibility computation period for determining years of Service for each Employee shall be the period of 12 consecutive months beginning on his initial date of Service (the date he is first credited with an Hour of Service as defined in Section 3(e)) and each subsequent anniversary of that date.

(3)	On and After January 1, 2008 — Each Employee who commences Service on or after January 1, 2008 shall be eligible to participate in the Plan and make Salary Deferral Contributions as of the first day of the payroll period coinciding with or next following the date which is 180 days after such Employee’s initial date of Service (the date he is first credited with an Hour of Service as defined in Section 3(e)), if he is an Employee on such date. An Employee who is not in Service on the date such Employee would otherwise be eligible to participate in the Plan in accordance with this subsection (3) shall be eligible to participate in the Plan and make Salary Deferral Contributions as of the date (if any) he resumes Service as an Employee.

(4)	Special Provisions for At Home Call Center Agents — Notwithstanding anything in this Plan to the contrary, an Employee who is designated by Lowe’s as an At Home Call Center Agent (an “AHCCA”) shall not be eligible to participate in the Plan, make Salary Deferral Contributions or any other contributions to the Plan or receive Company Match Contributions under the Plan. An AHCCA shall be an Employee for purposes of accruing Service and Hours of Service while an AHCCA, and in the event an AHCCA is transferred to an employment position with Lowe’s that is eligible for participation in the Plan, such individual’s Service and Hours of Service while an AHCCA shall be counted for purposes of determining whether the individual has satisfied the eligibility requirements of this Section 3.
     (b) Eligibility to Receive Company Match Contributions
(1)	Participants on February 2, 2007 — Each Employee who was eligible to participate in the Plan and receive Company Match Contributions (formerly Baseline Matching Contributions) as of February 2, 2007, shall continue to be eligible to participate in the Plan and receive Company Match Contributions from and after February 3, 2007.

(2)	After February 2, 2007 — Each Employee who is in Service on February 3, 2007 but who is not eligible to receive Company Match Contributions shall become eligible to receive Company Match Contributions with respect to Salary Deferral Contributions made for each payroll period that begins on or after the first anniversary of his initial date of Service (the date he is first credited with an Hour of Service as defined in Section 3(e)), or if earlier, the later of (i) May 5, 2007 or (ii) the date on which he completes 180 days of continuous Service. Each Employee who commences Service after February 3, 2007 shall become eligible to receive Company Match Contributions with respect to Salary Deferral Contributions made for each payroll period that begins on or after the date on which he completes 180 days of continuous Service.

     (c) Eligibility Following Reemployment — A former Employee who is reemployed by Lowe’s and has previously satisfied the eligibility requirements of Section 3(a) and Section 3(b) shall be eligible to participate as of the date of his reemployment. In the event such former Employee was a participant in the ESOP prior to the merger of the ESOP into the Plan effective as of September 13, 2002 and terminated employment at a time when the Employee had a non-vested interest in the ESOP, any such non-vested interest that was forfeited under the terms of the ESOP shall be reinstated and credited to such Employee’s ESOP Account upon such former Employee’s reemployment.
     (d) L G Sourcing, Inc. and Lowe’s Home Improvement, LLC — An Employee of LG Sourcing, Inc. or Lowe’s Home Improvement, LLC is eligible to participate in the Plan only if he is employed in the United States or is a United States citizen employed abroad.
     (e) Hours of Service — For purposes of determining the Hours of Service to be credited to an Employee under Section 3(a) and Section 3(b), the following rules shall be applied:
(1)	Hours of Service shall generally include each hour of Service for which an Employee is paid (or entitled to payment) for the performance of duties; each hour of Service for which an employee is paid (or entitled to payment) for a period during which an Employee is paid (or entitled to payment) for a period during which no duties are performed due to vacation, holiday, illness, incapacity (including disability), lay-off, jury duty, military duty or paid leave of absence; and each additional hour of Service for which back pay is either awarded or agreed to (irrespective of mitigation of damages); provided, however, that no more than 501 Hours of Service need be credited for one continuous period during which an Employee does not perform duties.

(2)	The crediting of Hours of Service shall be determined by the Committee in accordance with the rules set forth in Section 2530.200b-2 of the regulations prescribed by the Department of Labor, which rules shall be consistently applied with respect to all Employees within the same job classification.

(3)	Hours of Service shall not be credited to an Employee for a period during which no duties are performed if payment is made or due under a plan maintained solely for the purpose of complying with applicable worker’s compensation, unemployment compensation or disability insurance laws, and Hours of Service shall not be credited on account of any payment made or due an Employee solely in reimbursement of medical or medically-related expenses.
     (f) Election to Make Salary Deferral Contributions — In order to become a Participant, an eligible Employee shall elect to have Salary Deferral Contributions made by Lowe’s to the Trust on his behalf, as provided in Section 4(a). An eligible Employee must make such an election to be eligible to receive Company Match Contributions under Sections 4(c). An eligible Employee may elect to have Salary Deferral Contributions made on his behalf (and become a Participant) at any time after he has satisfied the requirements of Section 3(a).
     (g) ESOP Eligibility — Prior to September 13, 2002, an eligible Employee who had not become a Participant (as a result of his failure to elect to have Salary Deferral Contributions made on his behalf) nevertheless became a Participant if he elected to have an amount transferred to the Plan from the ESOP pursuant to Section 14(b) of the ESOP. Effective as of September 13, 2002, an eligible Employee who had amounts transferred to the Plan on his behalf from the ESOP became a Participant in the Plan for the purpose of maintaining his transferred ESOP Account under this Plan.
     (h) Collective Bargaining Agreements — An Employee whose terms and conditions of employment are covered by a collective bargaining agreement (a “CBA”) shall not be eligible to participate in the Plan unless, and only to the extent that, the terms of such CBA specifically provide for participation in this Plan. A Participant who subsequently becomes covered under a CBA shall not be entitled to have Salary Deferral Contributions (or Company Match Contributions) made on his behalf after the date of his coverage under the CBA, except as may otherwise be provided in such CBA. An Employee who ceases to be covered by the terms and conditions of a CBA shall not be entitled to have Salary Deferral Contributions (or Company Match Contributions) made on his behalf with respect to Compensation paid for his period of employment covered by the CBA’s terms and conditions, except to the extent that the terms and conditions of such CBA or operation of law specifically provide otherwise.
     An Employee whose terms and conditions of employment are subject to representation by an authorized collective bargaining representative shall not be eligible to participate in the Plan if coverage is eliminated with the unilateral implementation of a collective bargaining offer made by Lowe’s after reaching an impasse in negotiations. A Participant who becomes subject to representation by an authorized collective bargaining representative shall not be entitled to have Salary Deferral Contributions (or Company Match Contributions) made on his behalf for any period of loss of eligibility due to such unilateral implementation of a collective bargaining offer made after impasse. An Employee whose loss of eligibility in this Plan was the result of such unilaterally implemented collective bargaining offer shall not be entitled to have Salary Deferral Contributions (or Company Match Contributions) made on his behalf with respect to Compensation paid for such period of loss of Plan eligibility, except to the extent that the unilaterally implemented collective bargaining offer or operation of law specifically provide otherwise.
     (i) Military Service — Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

Section 4
Contributions
     (a) Salary Deferral Contributions
     (1) General — Subject to the limitations described in this Section 4(a) and in Sections 4(e) and 4(g), an Employee who is eligible to participate in the Plan may elect to have from 1% to 50% (or such other percentages as may be determined by the Committee) of his Deferral Compensation withheld by Lowe’s and contributed to the Trust on his behalf in lieu of his receiving such amount as Compensation; provided, however, that except as otherwise provided in Section 4(b) regarding Catch-Up Contributions, the amount elected to be withheld may not exceed $15,500 for any calendar year (as adjusted periodically after 2007 for increases in the cost of living pursuant to Section 402(g)(5) of the Code). The Committee may permit Participants to make such elections (and changes thereof) through any electronic medium designated by the Committee. Salary Deferral Contributions shall be paid by Lowe’s to the Trustee in cash as soon as practicable, but in no event later than the 15th business day of the month following the month in which such amounts are withheld from the Participants’ Deferral Compensation. Notwithstanding the foregoing, the Committee may limit or alter a Highly Compensated Employee’s Salary Deferral Contributions election to facilitate the Plan’s compliance with applicable Code limitations on contributions in coordination with other employee benefit plans and programs. In such regard, for Plan Years beginning prior to January 1, 2008, Highly Compensated Employees may contribute as annual Salary Deferral Contributions a maximum of four percent (4%) of Deferral Compensation in order to meet the nondiscrimination requirements set forth in Section 4(e) before the period when the Plan satisfied the safe harbor plan requirements of Code Section 401(k)(12).
     (2) Automatic Salary Deferral Election — Effective for and after the first pay period that ends after August 1, 2008, a Participant who has not elected as of such time to have Deferral Compensation reduced in accordance with Section 4(a)(1) shall be deemed to have elected under Section 4(a)(1) to have Deferral Compensation reduced by one percent (1%) beginning as soon as administratively practicable following the later of (i) the date the Employee becomes a Participant or (ii) August 1, 2008. Each Participant may elect at any time, in accordance with procedures established by the Committee or its designee, not to have Deferral Compensation so reduced, or to have Deferral Compensation reduced by a different percentage allowed under this Section 4, which election shall become effective as soon as administratively practicable following receipt of the Participant’s election. Salary Deferral Contributions made pursuant to this automatic election shall be invested in a default investment fund designated for such purpose by the Committee, unless the Participant elects to have such contributions invested otherwise in accordance with Section 5.
     (b) Catch-Up Contributions — Participants who have attained age fifty (50) before the close of a calendar year (for this purpose, a Participant who will attain age 50 before the end of a calendar year shall be deemed to be age 50 as of January 1 of such year) may elect to have the Deferral Compensation payable to the Participant reduced for the purpose of making Catch-Up Contributions during such Plan Year in accordance with, and subject to the limitations of, Code Section 414(v) and any additional limitations, rules and procedures established by the Committee for such purpose. Such Catch-Up Contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of Sections 402(g) and 415 of the Code and shall not be eligible for Company Match Contributions under the Plan except to the extent required to satisfy the “safe harbor matching contribution requirement” of Treasury Regulation Section 1.401(k)-(3)(c) for Plan Years beginning on and after January 1, 2008. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of Section 401(k)(3), 410(b) or 416 of the Code, as applicable, by reason of the making of such Catch-Up Contributions. Lowe’s shall make a Catch-Up Contribution to the Trust for each Participant whose Deferral Compensation for a payroll period is reduced pursuant to this Section which contribution shall be credited to an existing Account or a separate Account as determined by the Committee. The Committee shall establish rules and procedures in accordance with Code Section 414(v) for the administration of Catch-Up Contributions including when Deferral Compensation reductions pursuant to Section 4(a) will or may be characterized as Catch-Up Contributions. The Committee also may limit the amount of Catch-Up Contributions a Participant may make in a period, below the limitations of Code Section 414(v), to further the orderly administration of the Plan.
     (c) Company Match Contributions — Subject to the limitations described in this Section 4(c) and in Sections 4(f) and 4(g), Lowe’s will make Company Match Contributions to the Trust for each payroll period on behalf of each Participant who meets the eligibility requirements of Section 3(b) and who elects to have Salary Deferral Contributions made to the Plan on his behalf during such payroll period. For this purpose, effective for payroll periods beginning on and after May 5, 2007, such Participant shall be eligible to receive a Company Match Contribution for each payroll period in an amount equal to (i) 100% of the first 3% of Deferral Compensation he elects to have contributed to the Plan on his behalf as Salary Deferral

Contributions during the payroll period, plus (ii) 50% of the next 2% of Deferral Compensation he elects to have contributed to the Plan on his behalf as Salary Deferral Contributions during the payroll period, plus (iii) 25% of the next 1% of Deferral Compensation he elects to have contributed to the Plan on his behalf as Salary Deferral Contributions during the payroll period. For payroll periods ending prior to May 5, 2007, such Participant shall be eligible to receive a Company Match Contribution for each payroll period in an amount equal to 100% of the first 1% of Deferral Compensation he elects to have contributed to the Plan on his behalf as Salary Deferral Contributions during the payroll period plus 25% of the next 5% of Deferral Compensation he elects to have contributed to the Plan on his behalf as Salary Deferral Contributions during the payroll period. A Participant’s Salary Deferral Contributions in excess of 6% of his Deferral Compensation during a payroll period will not be matched under this Section 4(c).
     (d) Performance Matching Contributions — Effective for Plan Years beginning on and after February 3, 2007, no Performance Matching Contributions will be made to the Plan for any Plan Participant.
     (e) Nondiscrimination Rules Applicable to Salary Deferral Contributions — The provisions of this Section 4(e) shall not apply, and the actual deferral percentage testing requirements of Code Sections 401(k)(3) shall not apply, with respect to any Plan Year in which Lowe’s makes safe harbor matching contributions or safe harbor nonelective contributions to the Plan on behalf of eligible Plan Participants and otherwise satisfies the requirements of Code Section 401(k)(12). For any Plan Year in which the Plan does not satisfy the safe harbor plan requirements of Code Section 401(k)(12), the Committee shall limit the Salary Deferral Contributions for Highly Compensated Employees to the extent necessary so that the actual deferral percentage for Highly Compensated Employees bears a relationship to the actual deferral percentage for all other Employees who are eligible to participate in the Plan which meets either of the following tests:
(1)	The actual deferral percentage for the Highly Compensated Employees is not more than 1.25 times the actual deferral percentage for all other Employees.

(2)	The excess of the actual deferral percentage for the Highly Compensated Employees over that of all other Employees is not more than two percentage points, and the actual deferral percentage for the Highly Compensated Employees is not more than two times the actual deferral percentage for all other Employees.
     Such deferral percentages for Employees other than Highly Compensated Employees shall be determined based upon the “current Plan Year testing method” as provided under Treasury Regulation 1.401(k)-2(a)(2). A Participant’s actual deferral percentage shall be calculated by dividing his Salary Deferral Contributions for the Plan Year by his Compensation for such Plan Year. For this purpose, for Plan Years beginning prior to February 3, 2007, any bonuses paid to a Participant which were earned during a Plan Year but which were paid to the Participant after the close of such Plan Year shall be considered to be Compensation for the Plan Year during which the bonuses were earned, and any Salary Deferral Contributions which the Participant elected to have made from such bonuses shall be considered to be Salary Deferral Contributions for the Plan Year during which the bonuses were earned. Effective for Plan Years beginning on and after February 3, 2007, a bonus shall be considered to be Compensation in the Plan Year in which the bonus is paid to the Participant.
     For purposes of satisfying the above test, the Committee may direct the Trustee to distribute a portion of the Salary Deferral Contributions made on behalf of a Highly Compensated Employee (and any earnings thereon) that are determined to be “excess contributions” within the meaning of Section 1.40(k)-2(b)(2) of the regulations. If possible, such distributions shall be made within two and one-half (2 1/2) months after the close of the Plan Year in which the excess contribution occurred (to avoid excise taxes), but, in any event, such distributions shall be made by no later than the close of the Plan Year following the Plan Year in which the excess contribution occurred. Such “excess contributions” shall be determined by reducing Salary Deferral Contributions made on behalf of Highly Compensated Employees in order of actual contribution amounts beginning with the highest of such actual contribution amounts. The actual deferral percentage of the Highly Compensated Employee with the highest such contribution amount shall be reduced until it equals that of the Highly Compensated Employee with the next highest contribution amount. This process shall be repeated until one of the above tests is passed. The amount of excess contributions to be distributed under this paragraph shall be reduced by any excess deferrals previously distributed under the following paragraph for the calendar year ending in the Plan Year.
     If during a calendar year a Participant participates in more than one qualified cash or deferred arrangement described in Section 401(k) of the Code and he notifies the Committee no later than the March 1st following that calendar year that all or a specified portion of the Salary Deferral Contributions made on his behalf for that calendar year should be paid to him (together with any income attributable thereto) because such Salary Deferral Contributions constitute “excess deferrals,” as described in Section 402(g)(2)(A) of the Code, distribution of such amounts to him shall occur no later than the April 15th following that calendar year. Excess deferrals to be distributed under this paragraph shall be reduced by the excess contributions previously distributed under the preceding paragraph for the Plan Year beginning in such calendar year.

     Earnings attributable to “excess” Salary Deferral Contributions or “excess deferrals” that are required to be distributed in accordance with this Section 4(e) shall include earnings for the period between the end of the Plan Year and the date of distribution only to the extent required by Sections 401(k) and 401(g) of the Code and the regulations thereunder.
     (f) Nondiscrimination Rules Applicable to Matching Contributions — The provisions of this Section 4(f) shall not apply, and the actual contribution percentage testing requirements of Code Section 401(m)(2) shall not apply, with respect to any Plan Year in which Lowe’s makes safe harbor matching contributions or safe harbor nonelective contributions to the Plan on behalf of eligible Plan Participants and otherwise satisfies the requirements of Code Section 401(m)(11). For any Plan Year in which the Plan does not satisfy the safe harbor plan requirements of Code Section 401(m)(11), Company Match Contributions for Highly Compensated Employees shall be limited by the Committee for any Plan Year to the extent necessary to satisfy one of the contribution percentage requirements described in Section 40l(m)(2) of the Code and Section 1.401(m)-1(b) of the regulations thereunder.
     Such contribution percentages for Employees other than Highly Compensated Employees shall be determined based upon the “current Plan Year testing method” as provided under Treasury Regulation 1.401(m)-2(a)(2). A Participant’s actual contribution percentage shall be calculated by dividing his Company Match Contributions for the Plan Year by his Compensation for such Plan Year. For this purpose, for Plan Years beginning prior to February 3, 2007, any bonuses paid to a Participant which were earned during a Plan Year but which were paid to the Participant after the close of such Plan Year shall be considered to be Compensation for the Plan Year during which the bonuses were earned, and any Company Match Contributions and Performance Matching Contributions made with respect to Salary Deferral Contributions which the Participant elected to have made from such bonuses shall be considered to be Matching Contributions for the Plan Year during which the bonuses were earned. Effective for Plan Years beginning on and after February 3, 2007, a bonus shall be considered to be compensation in the Plan Year in which the bonus is paid to the Participant.
     The Committee may direct the Trustee to distribute a portion of the Company Match Contributions made on behalf of a Highly Compensated Employee (and any earnings thereon) to him that are determined to be “excess aggregate contributions” within the meaning of Section 1.401(m)-2(b)(2) of the regulations. If possible, such distributions shall be made within two and one-half (2-1/2) months after the close of the Plan Year in which the excess contribution occurred (to avoid excise taxes), but, in any event, such distributions shall be made by no later than the close of the Plan Year following the Plan Year in which the excess contribution occurred. Such “excess aggregate contributions” shall be determined in order of actual contribution amounts beginning with the highest of such contribution amounts. The actual contribution amount of the Highly Compensated Employee with the highest such amount shall be reduced until it equals that of the Highly Compensated Employee with the next highest amount. This process shall be repeated until one of the tests described in Section 401(m)(2) of the Code is passed.
     Earnings attributable to “excess” Company Match Contributions that are required to be distributed in accordance with this Section 4(f) shall include earnings for the period between the end of the Plan Year and the date of distribution to the extent required by Section 401(m) of the Code and the regulations thereunder.
     (g) Limitations on Contributions — Contributions will not be made for a Plan Year in amounts which cannot be allocated to a Participant’s Accounts by reason of the allocation limitation described in Section 6(b) (and, for this purpose, the Committee may adjust the amount that a Participant elects to have withheld from time to time in order to ensure that such limit is not exceeded) or in amounts which are not deductible under Section 404(a) of the Code. A Participant who receives a hardship withdrawal under Section 10(a) will not have any Salary Deferral Contributions, Catch-Up Contributions or Company Match Contributions made on his behalf for a period of six months following the withdrawal, as provided in Section 10(a). During such period, any amount that the Participant previously elected to have withheld pursuant to Section 4(a) shall be paid to him as Compensation.
     (h) Return of Contributions — Any Contributions, or Catch-Up Contributions pursuant to Section 4(b), which are not deductible under Section 404(a) of the Code shall be returned to Lowe’s by the Trustee (upon the direction of the Committee) within one year after the deduction is disallowed or after it is determined that the deduction is not available. In the event that Contributions, or Catch-Up Contributions pursuant to Section 4(b), are paid to the Trust by reason of a mistake of fact, such contributions shall be returned to Lowe’s by the Trustee (upon the direction of the Committee) within one year after the payment to the Trust.
     (i) Rollover Contributions — Subject to such administrative terms and conditions as may be established from time to time by the Committee, the Trustee shall accept a rollover contribution (as described below) to the Plan by or on behalf of an Employee who is in the class of Employees eligible to participate in the Plan, even if such Employee has not yet satisfied the eligibility requirement of Section 3(a) of the Plan, provided that such contribution constitutes an “eligible rollover distribution” under Section 401(a)(31) of the Code. In this regard:
(i)	The Plan will accept a direct rollover of a distribution made to the Plan on behalf of such an Employee from (A) a qualified plan described in Section 401(a) or 403(a) of the Code, including after-tax employee contributions, (B) an annuity contract described in Section 403(b) of the Code, excluding after-tax employee contributions, or (C) an eligible plan under section 457(b) of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.
(ii)	The Plan will accept a contribution from such an Employee of an eligible rollover distribution from (A) a qualified plan described in Section 401(a) or 403(a) of the Code, (B) an annuity contract described in Section 403(b) of the Code, or (C) an eligible plan under Section 457(b) of the Code that is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

(iii)	The Plan will accept a rollover contribution from such an Employee of the portion of a distribution from an individual retirement account or annuity described in Section 408(a) or 408(b) of the Code that is eligible to be rolled over and would otherwise be includible in gross income.
     Any rollover contributions contributed to the Plan by or on behalf of such an Employee shall be credited to a separate Rollover Account for the Employee and shall be invested and administered as directed by the Employee. Rollover contributions made to the Plan by or on behalf of an Employee will not constitute Annual Additions under Section 6(b) of the Plan. An Employee will at all times have a 100% vested (nonforfeitable) interest in the balance in his Rollover Account.
Section 5
Investment of Trust Assets
     Trust Assets under the Plan attributable to Salary Deferral Accounts, Rollover Accounts, Matching Accounts, ESOP Diversification Accounts and, effective on and after September 13, 2002, ESOP Accounts shall be invested by the Trustee as directed by Participants in the investment funds (and options) available under the Plan as set forth below. If a Participant elects to diversify his ESOP Account from Lowe’s Stock to another investment available under the Plan, such investment shall continue to be part of the Participant’s ESOP Account.

     Trust Assets under the Plan attributable to a Participant’s Accounts will be invested by the Trustee as directed by Participants in a fund consisting of Lowe’s Stock (the “Lowe’s Stock Fund”) and in such other investment funds (and options) as the Committee shall from time to time make available, such as a mutual fund or any other type of fund that is managed by a professional fund manager. The Committee shall not make available any investment fund with respect to which the Committee has investment responsibility. In the event an offer is received by the Trustee (including but not limited to a tender offer or exchange within the meaning of the Securities Exchange Act of 1934, as amended), the Trustee shall act pursuant to the terms of the Trust Agreement.
     Each Participant shall bear the sole responsibility for the investment of his Accounts, and neither the Committee nor the Trustee shall have any responsibility or liability for any losses that may occur in connection with such investment.
     From among the investment funds made available by the Committee, each Participant shall select the fund or funds in which his Accounts will be invested in increments (such as 1%) that the Committee may permit. All investment elections may be changed on a daily basis. Participants shall also be permitted to change their investment elections on a daily basis with respect to the previously accumulated balances of their Accounts in increments (such as 1%) as the Committee shall from time to time permit. Investment elections by Participants under this Section 5 shall be made in accordance with rules and procedures established by the Committee and shall be subject to such reasonable guidelines and limitations as the Committee shall deem to be appropriate for the efficient administration of the Plan. The Committee may provide that investment elections by Participants under this Section 5 may be made through any electronic medium designated by the Committee.

     All Lowe’s Stock in the Trust shall be voted by the Trustee in accordance with the provisions of this Section 5. Each Participant (and Beneficiary) will be entitled to instruct the Trustee as to the manner in which shares of Lowe’s Stock then allocated to his Lowe’s Stock Fund will be voted. Each Participant (and Beneficiary) who is so entitled shall be provided with the proxy statement and other materials provided to Lowe’s shareholders in connection with each shareholder meeting, together with a form upon which voting instructions may be given to the Trustee. Any shares of Lowe’s Stock with respect to which voting instructions are not received from Participants shall be voted in the manner determined by the Committee. The Committee shall apply similar procedures with respect to a tender offer for Lowe’s Stock.
Section 6
Allocations to Participants’ Accounts
     (a) Allocations to Accounts — The Salary Deferral Account, Matching Account and any additional account established to receive Catch-Up Contributions maintained for each Participant will be credited throughout each Plan Year with Salary Deferral Contributions, Company Match Contributions and Catch-Up Contributions, respectively, made on his behalf pursuant to Sections 4(a), (b) and (c) of the Plan. Each Participant’s Account will also be credited throughout each Plan Year with the net income (or loss) attributable to the investment of the Account. The net income (or loss) includes the increase (or decrease) in the fair market value of the assets in which an Account is invested, interest income, dividends and other income and gains (or loss), reduced by any expenses charged to the Account. Each Participant shall at all times have a 100% vested (nonforfeitable) interest in the balances of his Accounts. The net income (or loss) of the Trust for each Plan Year will be determined and allocated on a daily basis separately for each Participant’s Account based upon his investments.

     (b) Allocation Limitation — Except to the extent permitted under Section 4(b) and 4(i) of the Plan and Section 414(v) of the Code, for each Plan Year, the “Annual Additions” with respect to any Participant may not exceed the lesser of:
(1)	100% of his Statutory Compensation; or

(2)	$45,000 as adjusted for increases in the cost of living pursuant to Section 415(d)(l)(C) of the Code.
     For purposes of this Section 6(b), “Annual Additions” shall be the total amount of all Contributions allocated to the Accounts of a Participant for the Plan Year. Annual Additions shall include any Salary Deferral Contributions distributed to the Participant as “excess contributions” under Section 4(e) but shall not include any Salary Deferral Contributions distributed to the Participants as “excess deferrals” under Section 4(e) or paid to the Participant pursuant to the following paragraph.
     If the amount that would be allocated to the Accounts of a Participant in the absence of this limitation would exceed the amount set forth in this limitation, this limitation will be applied to reduce the Participant’s share of Salary Deferral Contributions and Company Match Contributions proportionately. The Committee will direct the Trustee to return the Salary Deferral Contributions (including earnings thereon) to the Participant as Compensation. Any reduction in Company Match Contributions pursuant to this Section will be credited against the amount of Company Match Contributions to be made by Lowe’s for the payroll period following the reduction.
     (c) ESOP Diversification — In order to satisfy the diversification requirement of Section 401(a)(28)(B) of the Code, prior to September 13, 2002, Section 14(b) of the ESOP permitted certain members of the ESOP to elect to have a portion of their “Lowe’s Stock Accounts” under the ESOP transferred to the Plan. Any amounts that were so transferred on behalf of an Employee were credited to an ESOP Diversification Account established for him and did not constitute an Annual Addition under Section 6(b). ESOP Diversification Accounts that were established prior to September 13, 2002 shall continue to be maintained after such date. The net income (or loss) attributable to the investment of the ESOP Diversification Account will be credited as provided in Section 6(a). Each Participant shall at all times have a 100% vested (nonforfeitable) interest in the balance of his ESOP Diversification Account.
Section 7
Expenses of the Plan and Trust
     All expenses of administering the Plan and Trust, including all reasonable expenses of the Committee, shall be paid by Lowe’s; provided, however, that any expenses applicable to, or charged by, an investment fund shall be charged to, and paid from, that investment fund or the Accounts invested in that investment fund and shall not be charged to, or paid by, Lowe’s. The payment of expenses by Lowe’s shall not be deemed to be Contributions.
Section 8
Disclosure to Participants
     (a) Summary Plan Description — Each Participant shall be furnished with the summary plan description of the Plan, as required by Sections 102(a)(1) and 104(b)(l) of ERISA. Such summary plan description shall be updated from time to time as required under ERISA and U.S. Department of Labor regulations thereunder.
     (b) Summary Annual Report — Within two months after the due date for filing the annual return/report (Form 5500) for the Plan, each Participant shall be furnished with the summary annual report of the Plan required by Section 104(b)(3) of ERISA, in the form prescribed in regulations of the U.S. Department of Labor.

     (c) Statement of Account — At least once per calendar quarter, each Participant shall be furnished with a statement reflecting the following information:
(1)	The balances (if any) in his Accounts and in each investment as of the beginning of the period for which the statement has been prepared.

(2)	The amounts of Contributions (or amounts described in Section 4(i) regarding Rollover Contributions) and net income (or loss) allocated to his Accounts for the period for which the statement has been prepared.

(3)	The new balances in his Accounts and in each investment as of the last day of the period for which the statement has been prepared.

(4)	Information regarding the Department of Labor internet website providing information on investing and diversification.

(5)	An explanation of any limitations or restrictions on the Participant’s right to direct the investment of his Accounts.

(6)	A statement regarding the importance of a well-balanced and diversified investment portfolio and the risk of holding more than 20% of a portfolio in a single entity.
     (d) Additional Disclosure — The Committee shall make available for examination by any Participant copies of the Plan, the Trust Agreement and the latest annual report of the Plan filed (on Form 5500) for the Plan. Upon written request of any Participant, the Committee shall furnish copies of such documents, and may make a reasonable charge to cover the cost of furnishing such copies, as provided in regulations of the U.S. Department of Labor. The Committee shall also deliver to each Participant copies of prospectuses and other documents that may be required by Federal or state securities laws to be provided in connection with his selection of the investment fund or funds in which his Accounts will be invested.
Section 9
Distribution of Capital Accumulation
     (a) General — A Participant’s Capital Accumulation will be computed following the termination of his Service by reason of his retirement, disability, death, resignation or discharge.

His Capital Accumulation shall be distributed in a single distribution as soon as practicable following his termination of Service, subject to the Participant’s consent to distribution as described in Section 9(f) below. The portion of a Participant’s Accounts that is not invested in Lowe’s Stock shall be distributed in cash. The portion of a Participant’s Accounts that is invested in Lowe’s Stock shall be distributed in cash or in whole shares of such stock (with the value of any fractional shares distributed in cash), as determined by the Participant (unless the Participant fails to provide the Trustee with directions regarding such shares, in which case such portion of a Participant’s Accounts shall be distributed in cash). For purposes of determining the amount of any cash distribution, the value of Lowe’s Stock or any other security for which there is a generally recognized market shall be the closing price of such security on the trading day coinciding with the date that the distribution is processed. Distributions from the Trust shall be made by the Trustee only as directed by the Committee or by a TPA. Distribution shall be made to the Participant if living, and if not, to his Beneficiary.
     (b) Beneficiaries — In the event of a Participant’s death, his Beneficiary shall be his surviving spouse, or if none, his estate. A Participant (with the notarized written consent of his spouse, if any) may designate a different Beneficiary or Beneficiaries from time to time, and may change such designation at any time, by filing a written designation with the Committee. A deceased Participant’s entire Capital Accumulation shall be distributed to his Beneficiary on or before the December 31st of the calendar year that includes the fifth anniversary of his death. Notwithstanding the foregoing, if the Committee in its discretion determines that it is not administratively feasible for the Participant’s estate to be the Participant’s Beneficiary (for example, because of no estate administration), the Committee may direct the Trustee to distribute the amount payable under the Plan with respect to the deceased Participant, to or among the

Participant’s ancestors and descendants (including adopted descendants) and other heirs at law in such shares or proportions (including to the total exclusion of all but one of such persons) as the Committee shall determine in its discretion.
     (c) Latest Distribution Date — The distribution of a Participant’s Capital Accumulation shall occur following his termination of Service not later than 60 days after the Anniversary Date coinciding with or next following his attainment of age 62 (or after his termination of Service, if later). The distribution of the Capital Accumulation of any Participant who attains age 70 1/2 in a calendar year and either (1) has terminated Service or (2) is a “5% owner” of Lowe’s Stock (as defined in Section 4l6(i)(l)(B)(i) of the Code) must occur not later than April 1st of the next calendar year and must be made in accordance with the regulations under Section 401(a)(9) of the Code, including Section 1.401(a)(9)-2. Distributions shall be offered to any other Participant who attained age 70 1/2 before January 1, 1999, to the extent required under Sections 401(a)(9) and 4l4(d)(6) of the Code and the regulations issued thereunder.
     (d) Automatic Cashout and Mandatory Rollover — If a terminated Participant’s vested Capital Accumulation (excluding any amount in any Rollover Account) does not exceed Five Thousand Dollars ($5,000), the Participant’s vested Capital Accumulation shall be distributed in accordance with this paragraph (d). If a terminated Participant’s vested Capital Accumulation (including any amount in any Rollover Account) does not exceed One Thousand Dollars ($1,000), unless the Participant elects to have such distribution paid directly to an “eligible retirement plan” in a direct rollover as provided in Section 9(g), the Participant’s vested Capital Accumulation shall be distributed to the Participant or the Participant’s Beneficiary as soon as administratively practicable following the Participant’s separation from Service. If the distribution of a terminated Participant’s vested Capital Accumulation is subject to this paragraph and, including any amount in any Rollover Account, exceeds One Thousand Dollars ($1,000), unless the Participant elects to receive the distribution directly, the Participant’s vested Capital Accumulation shall be distributed in a direct rollover to an individual retirement plan designated by the Participant, or if the Participant fails to make such designation, by the Committee.
     (e) Special Tax Notice and Withholding — Lowe’s or the TPA shall furnish the recipient of a distribution with the tax consequences explanation required by Section 402(f) of the Code and shall comply with the withholding requirements of Section 3405 of the Code with respect to all distributions from the Trust. Such explanation may be provided through any electronic medium designated by the Committee so long as such explanation is no less comprehensible to a Participant than a written document and is reasonably accessible to the Participant.
     (f) Participant Consent to Distribution — If a Participant’s Capital Accumulation (excluding any amount in any Rollover Account) exceeds $5,000, his Capital Accumulation shall not be distributed to him before he attains age 62 without his consent. For this purpose, a Participant’s consent may be provided by him through any electronic medium designated by the Committee. If the Committee so elects for a Plan Year, distributions to Participants may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the regulations under the Code is given; provided, however, that no such distribution to a Participant shall be made unless (1) the Participant is informed that he has the right for a period of at least 30 days after receiving the notice to consider whether or not to consent to a distribution
(or a

particular distribution option), and (2) the Participant affirmatively elects to receive a distribution after receiving the notice.
     (g) Eligibility for Rollover — If a distribution of a Participant’s Capital Accumulation is an “eligible rollover distribution”, the Committee or the TPA shall notify the Participant (or any spouse or former spouse who is his alternate payee under a “qualified domestic relations order” (as defined in Section 414(p) of the Code) of his right to elect to have the “eligible rollover distribution” paid directly to an “eligible retirement plan.” An “eligible rollover distribution” is a distribution that is neither (1) one of a series of annual installments over a period of ten years or more, nor (2) the minimum amount required to be distributed pursuant to Section 401(a)(9) of the Code, nor (3) any amount that is distributed on account of financial hardship. An “eligible retirement plan” is one of the following plans that accepts “eligible rollover distributions”: (1) an individual retirement account described in Section 408(a) of the Code, (2) an individual retirement annuity described in Section 408(b) of the Code, (3) a qualified trust described in Section 401(a) of the Code, (4) a qualified annuity plan described in Section 403(a) of the Code, (5) an annuity contract described in Section 403(b) of the Code, or (6) an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. If such an “eligible rollover distribution” is to be made to the Participant’s surviving spouse or alternate payee under a qualified domestic relations order, the Committee or the TPA shall notify the surviving spouse or alternate payee of his right to elect to have the distribution paid directly to an “eligible retirement plan.” Any election under this Section 9(g) shall be made and effected in accordance with such rules and procedures as may be established from time to time by the Committee in order to comply with Section 401(a)(31) of the Code.
     (h) Forfeiture of Account — If a Participant has terminated Service and the Committee is unable after a reasonable period of time, as determined by the Committee, to locate the Participant or Beneficiary to whom an Account is distributable after making reasonable efforts to do so, then the Committee may declare the Account to be a forfeiture. All forfeitures shall be applied to reduce Company Match Contributions. If the Committee at any time is able to locate such Participant, then his forfeited Accounts shall be restored as if there had been no forfeiture. Such restoration shall be made out of forfeitures occurring in the Plan Year the Participant is located. To the extent such forfeitures are not sufficient, special Employer contributions shall be made in order to restore the Participant’s Accounts. Any amount so restored to a Participant shall not constitute an Annual Addition under Section 6(b).
     (i) Distribution to Alternate Payee — Notwithstanding any other provision to the contrary, a qualified domestic relations order, as defined in Section 414(p) of the Code, may provide that any amount to be distributed to an alternate payee may be distributed immediately in a single lump sum payment even though the Participant is not yet entitled to a distribution under the Plan. The intent of this Section 9(i) is to provide for the distribution of benefits to an alternate payee as permitted under Treasury Regulations Section 1.401(a)-13(g)(3).
Section 10
In-Service Distributions
     (a) Hardship Withdrawals — A Participant who is still employed by Lowe’s shall be entitled to request a hardship withdrawal of all or a portion of his Salary Deferral Account, Rollover Account, ESOP Diversification Account and any Catch-Up Contributions account established pursuant to Section 4(b); provided, however, that any earnings attributable to his

Salary Deferral Account may not be withdrawn and the minimum hardship withdrawal permissible shall be $1,000. An application for a withdrawal by a Participant may be made through any electronic medium designated by the Committee. The Committee or TPA shall approve a request for a withdrawal and its actions thereon shall be final. A Participant’s hardship withdrawal will be made from his Accounts in the following order: (1) Rollover Contributions; (2) the balance of his ESOP Diversification Account; and (3) Salary Deferral and Catch-Up Contributions. A withdrawal made under this Section 10(a) shall not be considered an “eligible rollover distribution” (as described in Section 9(g) of the Plan and defined in Section 402(c)(4) of the Code).
          Such a withdrawal shall be available only if necessary on account of:
(1)	expenses for medical care described in Section 213(d) of the Code previously incurred by the Participant, his spouse or his dependents (as defined in Section 152 of the Code) or necessary for these persons to obtain such medical care;

(2)	payment of tuition, related educational fees and room and board expenses for the next 12 months of post-secondary education for the Participant, his spouse, his children or his dependents;

(3)	cost directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

(4)	for prevention of eviction of the Participant from his principal residence or foreclosure on the mortgage of his principal residence;

(5)	payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents;

(6)	expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Code Section 165; or

(7)	such other circumstances as may be determined by the Committee to constitute an immediate and heavy financial need of the Participant (even though such need is reasonably foreseeable or voluntarily incurred by him), which determination must be based upon all relevant facts and circumstances and in accordance with nondiscriminatory and objective standards pursuant to Section 1.401(k)-l(d)(2) of the regulations of the Internal Revenue Service.
     In determining the amount which is necessary to meet such financial needs of the Participant, the Committee shall make the following findings:
(1)	the distribution requested by the Participant is not in excess of the amount of the immediate and heavy financial need of the Participant, which amount may include any amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution;

(2)	the Participant has obtained all distributions (other than hardship distributions) and all nontaxable loans available under this Plan and all other qualified plans of Lowe’s, and the Participant must withdraw the entire balance of his ESOP Account (as permitted under Section 10(c)) prior to withdrawing any Salary Deferral Contributions; and

(3)	the Participant has agreed that during the six-month period commencing upon the approval of the hardship withdrawal, no Salary Deferral Contributions, Catch-Up Contributions and Company Match Contributions will be made on his behalf under Sections 4(a), (b) and (c) of the Plan, no employee contributions will be made on his behalf under the Lowe’s Stock Purchase Plan, and the Participant’s elective and employee contributions to any other qualified and non-qualified plans (other than health or welfare plans) maintained by Lowe’s shall be suspended for such period.
     (b) Age 59-1/2 Withdrawals — A Participant who is still employed by Lowe’s shall be entitled to request a one-time withdrawal of his entire Capital Accumulation after he has attained age 59 1/2. An application for a withdrawal by an eligible Participant under this Section 10(b) may be made through any electronic medium designated by the Committee. A Participant who receives a withdrawal under this Section 10(b) shall continue to participate in the Plan, and any amounts allocated to his Accounts after the withdrawal shall be distributed at the times specified in Sections 9(a) and (b).
     (c) One-Time Withdrawals from ESOP Accounts — A Participant in active Service who has attained the twentieth anniversary of the Participant’s initial date of Service (even if not continuously in Service during such twenty years) shall be entitled to withdraw up to 50% of his

ESOP Account. An eligible Participant shall be permitted to make only one such withdrawal. An application for a withdrawal by an eligible Participant under this Section 10(c) may be made through any electronic medium designated by the Committee.
     (d) Cash Dividends — If so determined by the Board of Directors, any cash dividends received by the Trustee on Lowe’s Stock in the Lowe’s Stock Fund may be paid currently (or within 90 days after the Anniversary Date of the Plan Year in which the dividends are paid to the Trust) in cash by the Trustee to the Participants (or their Beneficiaries) whose Accounts are invested in the Lowe’s Stock Fund on a nondiscriminatory basis. Lowe’s may pay such dividends directly to such Participants (or Beneficiaries), or such dividends may be reinvested in the Participants’ Accounts. If Participants are given the option to elect a distribution of cash dividends, then the Participants shall also be given a reasonable period of time (approximately 30 days) to notify the Committee whether they wish to take such distribution, and if a Participant so notifies the Committee within the prescribed period of time, then such dividends shall be distributed to such Participant. Such distribution (if any) of cash dividends and the option to elect either a distribution of cash dividends or reinvestment of dividends may be limited to Participants who are still Employees or may be applicable to dividends paid on all shares allocated to all Participants’ Accounts, as determined by the Board of Directors, or its delegate.
     (e) Availability of In-Service Distributions to Alternate Payees — Notwithstanding any other provisions of the Plan to the contrary, the in-service distribution provisions contained in Sections 10(a), (b) and (c) of the Plan shall not be available to alternate payees under qualified domestic relations orders.

Section 11
No Assignment of Benefits
     A Participant’s Account balances under the Plan may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process, except in accordance with (i) a “qualified domestic relations order” (as defined in Section 414(p) of the Code); (ii) a federal tax levy or collection by IRS on a judgment resulting from an unpaid tax assessment; or (iii) a judgment or settlement described in Section 401(a)(13)(C) of the Code. Any attempt by a Participant (or Beneficiary) to assign or alienate his interest under the Plan, or any attempt to subject his interest to attachment, execution, garnishment or other legal or equitable process, shall be void.
Section 12
Administration
     (a) Administrative Committee — The Plan will be administered by a Committee (the “Committee”) composed of one or more individuals appointed by the Board of Directors to serve at its pleasure and without compensation. The members of the Committee shall be the named fiduciaries with authority to control and manage the operation and administration of the Plan. Members of the Committee need not be Employees or Participants. Any member of the Committee may resign by giving notice, in writing, to the Board of Directors.
     (b) Committee Action — Committee action will be by vote of a majority of the members of the Committee at a meeting or by unanimous written consent without a meeting. Minutes of each Committee meeting shall be kept.
     (c) Powers and Duties of the Committee — The Committee shall have the full and exclusive discretion to interpret and administer the Plan, to make such rules, regulations, computations, interpretations and decisions, and shall maintain such records and accounts as may be necessary to administer the Plan in a nondiscriminatory manner for the exclusive benefit of the Participants (and their Beneficiaries), pursuant to the applicable requirements of the Code and ERISA, including without limitation the following:
(1)	resolving all questions relating to the eligibility of Employees to become Participants;

(2)	determining the appropriate allocations to Participants’ Accounts pursuant to Section 6;

(3)	determining the amount of benefits payable to a Participant (or Beneficiary), and the time and manner in which such benefits are to be paid;

(4)	authorizing and directing all disbursements of Trust Assets by the Trustee;

(5)	establishing procedures in accordance with Section 414(p) of the Code to determine the qualified status of domestic relations orders and to administer distributions under such qualified orders;

(6)	employing investment advisers, accountants, legal counsel and other agents to assist in the performance of its duties under the Plan;

(7)	selecting and engaging a third party administrator to assist in the administration of the Plan;

(8)	construing and interpreting the Plan and the Trust Agreement and adopting rules for administration of the Plan that are consistent with the terms of the Plan documents and of ERISA and the Code;

(9)	compiling and maintaining all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan;

(10)	establishing a funding policy and method for investing the Trust Assets in a manner that is consistent with the objectives of the Plan and the requirements of ERISA; and

(11)	directing the Trustee with regard to all matters which require such directions under the Plan and Trust Agreement and viewing the performance of the Trustee with respect to the Trustee’s administrative duties, responsibilities and obligations under the Plan and the Trust Agreement.

     (d) Performance of Duties — The Committee shall perform its duties under the Plan and the Trust Agreement solely in the interests of the Participants (and their Beneficiaries). Any discretion granted to the Committee under any of the provisions of the Plan or the Trust Agreement shall be exercised only in accordance with rules and policies established by the Committee which shall be applicable on a nondiscriminatory basis. The Committee shall have sole and exclusive authority to construe, interpret and apply the terms of the Plan and Trust Agreement. All actions, interpretations and decisions of the Committee under this Section 12 shall be conclusive and binding on all persons, and shall be given the maximum possible deference permitted by law.
     (e) Delegation of Fiduciary Responsibility — The Committee may allocate its fiduciary responsibilities among its members and may delegate to any other persons or organizations (including the Trustee or a TPA) any of its rights, powers, duties and responsibilities with respect to the operation and administration of the Plan that are permitted to be so delegated under ERISA.
     (f) Bonding, Insurance and Indemnity — Lowe’s shall secure fidelity bonding, as required under Section 412 of ERISA. Lowe’s hereby agrees to indemnify each member of the Committee (to the extent permitted by law) against any personal liability or expense resulting from his service on the Committee, except such liability or expense as may result from his own willful misconduct.
     (g) Notices, Statements and Reports — Lowe’s shall be the Plan Administrator under Section 414(g) of the Code and under Section 3(16)(A) of ERISA for purposes of the reporting and disclosure requirements of ERISA and the Code. The Committee shall assist the

Company, as requested, in complying with such reporting and disclosure requirements. The Committee shall be the designated agent of the Plan for the service of legal process.
Section 13
Claims Procedure
     Distribution of Capital Accumulations under the Plan will normally be made without Participants’ (or Beneficiaries’) having to file claims for benefits (except as provided in Section 10). However, a Participant (or Beneficiary) who does not receive a distribution to which he believes he is entitled may present a claim to the Committee for any unpaid benefits. All questions and claims regarding benefits under the Plan shall be acted upon by the Committee.
     Each Participant (or Beneficiary) who wishes to file a claim for benefits with the Committee shall do so in writing, addressed to the Committee or to Lowe’s. If the claim for benefits is wholly or partially denied, the Committee shall notify the Participant (or Beneficiary) in writing of such denial of benefits within 90 days (or 180 days if special circumstances require an extension of time and the Participant is so notified) after the Committee initially received the benefit claim.
     Any notice of a denial of benefits shall advise the Participant (or Beneficiary) of:
(a)	the specific reasons for the denial;

(b)	the specific provisions of the Plan on which the denial is based;

(c)	any additional material or information necessary for the Participant (or Beneficiary) to perfect his claim and an explanation of why such material or information is necessary;

(d)	the steps which the Participant (or Beneficiary) must take to have his claim for benefits reviewed; and

(e)	a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision upon review.
     Each Participant (or Beneficiary) whose claim for benefits has been denied shall have the opportunity to file a written request for a full and fair review of his claim by the Committee, to review all documents pertinent to his claim and to submit a written statement regarding issues relative to his claim. Such written request for review of his claim must be filed by the Participant (or Beneficiary) within 60 days after receipt of written notification of the denial of his claim.
     The decision of the Committee will be made within 60 days after receipt of the request for review and shall be communicated in writing to the claimant. Such written notice shall set forth the specific reasons and specific Plan provisions on which the Committee based its decision. If there are special circumstances (such as the need to hold a hearing) which require an extension of time for completing the review, the Committee’s decision shall be rendered not later than 120 days after receipt of the request for review.
     All notices by the Committee denying a claim for benefits, and all decisions on requests for a review of the denial of a claim for benefits, shall be written in a manner calculated to be understood by the Participants (or Beneficiary) filing the claim or requesting the review.
Section 14
Guaranties
     All Capital Accumulations will be paid only from the Trust Assets. Lowe’s, the Trustee or the Committee shall not have any duty or liability to furnish the Trust with any funds, securities or other assets, except as expressly provided in the Plan.
     The adoption and maintenance of the Plan shall not be deemed to constitute a contract of employment or otherwise between Lowe’s and any Employee, or to be a consideration for, or an inducement or condition of, any employment. Nothing contained in this Plan shall be deemed to give an Employee the right to be retained in the Service of Lowe’s or to interfere with the right of Lowe’s to discharge, with or without cause, any Employee at any time.

Section 15
Future of the Plan
     As future conditions cannot be foreseen, Lowe’s reserves the right to amend or terminate this Plan (in whole or in part) and the Trust Agreement at any time, by action of the Board of Directors or by the Committee to the extent provided in this Section. Neither amendment nor termination of the Plan shall retroactively reduce the vested rights of Participants nor permit any part of the Trust Assets to be diverted or used for any purpose other than for the exclusive benefit of the Participants (and their Beneficiaries).
     Lowe’s specifically reserves the right to amend the Plan and the Trust Agreement retroactively, by action of the Board of Directors or the Committee, in order to satisfy the requirements of ERISA and Sections 401(a), 401(k) and 401(m) of the Code.
     If the Plan is terminated (or partially terminated), participation of all Participants affected by the termination will end. A complete discontinuance of Contributions shall be deemed to be a termination of the Plan for this purpose. After termination of the Plan, the Trust will be maintained until the Capital Accumulations of all Participants have been distributed. Capital Accumulations may be distributed following termination of the Plan or distributions may be deferred as provided in Section 9, as the Committee shall determine.
     In the event of the merger or consolidation of this Plan with another plan, or the transfer of Trust Assets (or liabilities) to another plan, the Account balances of each Participant immediately after such merger, consolidation or transfer must be at least as great as immediately before such merger, consolidation or transfer (as if the Plan had then terminated).
     Notwithstanding the foregoing, the Committee may amend the Plan without approval of the Board of Directors, provided that the Committee determines in good faith that such amendment (i) will not result in a significant cost increase to Lowe’s; (ii) will not result in the issuance of Lowe’s Stock; and (iii) is not limited in impact to only officers of Lowe’s.
Section 16
“Top-Heavy” Contingency Provisions
     (a) General — The provisions of this Section 16 are included in the Plan pursuant to Section 401(a)(10)(B)(ii) of the Code and shall become applicable only if the Plan becomes a “top-heavy plan” under Section 416(g) of the Code for any Plan Year.
     (b) Top-Heavy Plan — The determination as to whether the Plan becomes “top-heavy” for any such Plan Year shall be made as of the Anniversary Date of the immediately preceding Plan Year. The Plan shall be “top-heavy” only if the total Account balances for “key employees” as of such determination date exceed 60% of the total Account balances for all Participants. For such purpose, Account balances shall be computed and adjusted pursuant to Section 416(g) of the Code. “Key employee” means any Participant or former Participant (including deceased Participants) who at any time during the Plan Year that includes the determination date was an officer of the Company having annual compensation greater than $145,000 (as adjusted under Section 416(i)(1) of the Code), a five-percent owner of the Company, or a one-percent owner of the Company having annual compensation of more than $150,000. For this purpose, “annual compensation” means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a key employee will be made in accordance with Section 416(i) of the Code and applicable regulations and other guidance of general applicability issued thereunder.
     (c) Minimum Top-Heavy Contributions — For any Plan Year in which the Plan is “top-heavy,” each Participant who is an employee on the Anniversary Date (and who is not a

“key employee”) shall receive a minimum aggregate allocation of contributions and forfeitures under the Plan which is at least equal to the lesser of:
(1)	3% of his Statutory Compensation; or

(2)	the same percentage of his Statutory Compensation as the allocation to the “key employee” for whom the percentage is the highest for that Plan Year.
     (d) Matching Contributions — Matching contributions shall be taken into account for purposes of satisfying the minimum contribution requirements of the Plan and Section 416(c)(2) of the Code. Matching contributions that are used to satisfy the minimum contribution requirements shall be treated as matching contributions for purposes of the actual contribution percentage test and other requirements of Section 401(m) of the Code.
     (e) Determination of Account Balances — For purposes of determining the Account balances of Participants as of the Anniversary Date, Account balances of a Participant shall be increased by distributions made with respect to the Participant under the Plan and any other plan aggregated with the Plan under Section 416(g)(2) of the Code during the one-year period ending on the Anniversary Date. The preceding sentence shall also apply to distributions under a terminated plan, had it not been terminated, if it would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of distribution made for a reason other than separation from Service, death or disability, this provision shall be applied by substituting “five-year period” for “one-year period.” The Accounts of any individual who has not performed services for the Company during the one-year period ending on the Anniversary Date shall not be taken into account.

Section 17
Minimum Required Distributions
(a) General Rules —
     (1) Precedence. The requirements of this Section 17 will take precedence over any inconsistent provisions of the Plan.
     (2) Requirements of Treasury Regulations Incorporated. All distributions required under this Section 17 will be determined and made in accordance with the Treasury regulations under Section 401(a)(9) of the Code.
     (3) TEFRA Section 242(b)(2) Elections. Notwithstanding the other provisions of this Section 17, distributions may be made under a designation made before January 1, 1984, in accordance with Section 242(b)(2) of the Tax Equity and Fiscal Responsibility Act (TEFRA) and the provisions of the Plan that relate to Section 242(b)(2) of TEFRA.
     (b) Time and Manner of Distributions —
     (1) Required Beginning Date. The Participant’s entire Capital Accumulation will be distributed to the Participant by no later than his Required Beginning Date.
     (2) Form of Distribution. All distributions will be made in the form of lump sum payments.
     (c) Required Minimum Distribution During the Participant’s Lifetime —
     (1) Amount of Required Minimum Distribution for Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each Distribution Calendar Year is the total amount of the Participant’s Capital Accumulation.

     (2) Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 17(c) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.
     (d) Required Minimum Distributions After the Participant’s Death —
     (1) Death On or After the Date Distributions Begin.
          (A) Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a Designated Beneficiary, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the total amount of the Participant’s Capital Accumulation.
          (B) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no Designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each Distribution Calendar Year after the year of the Participant’s death is the total amount of the Participant’s Capital Accumulation.
     (2) Death Before the Date Distributions Begin.
          (A) Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a Designated Beneficiary, the distribution of the Participant’s entire Capital Accumulation will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
          (B) No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no Designated Beneficiary as of September 30 of the year following the year of the Participant’s death, the distribution of the Participant’s entire Capital Accumulation will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.
     (e) Definitions —
     (1) Designated Beneficiary. The individual who is designated as the Beneficiary under Section 9(b) of the Plan and satisfies the requirements to be a designated beneficiary under Section 401(a)(9) of the Code and Section 1.401(a)(9)-4 of the Treasury regulations.
     (2) Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year that contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin pursuant to Section 17(d). The required minimum distribution for the Participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.
     (3) Participant’s Account Balance. The balance in the Participant’s Accounts as of the last Valuation Date in the calendar year immediately preceding the Distribution Calendar Year (the “Valuation Calendar Year”) increased by the amount of any contributions made and allocated or forfeitures allocated to the Accounts as of dates in the Valuation Calendar Year after the Valuation Date and decreased by distributions made in the Valuation Calendar Year after the Valuation Date.
     (4) Required Beginning Date. The latest distribution date specified in Section 9(c) of the Plan.

Section 18
Governing Law
     The provisions of this Plan shall be construed, administered and enforced in accordance with the laws of the State of North Carolina, to the extent such laws are not preempted by ERISA.

Section 19
Execution
     To record this statement and restatement of the Plan, Lowe’s has caused this document to be executed by its duly authorized officer this 28th day of December, 2007.

LOWE’S COMPANIES, INC.

By	/s/ Maureen K. Ausura
Maureen K. Ausura Senior Vice President of Human Resources